Exhibit 16.1

[Clancy and Co., P.L.L.C. Letterhead]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

We were previously the independent accountants for Technology Acquisition Corporation and on December 20, 2004, Minrad International, Inc. (previously known as Technology Acquisition Corporation) verbally notified us that the merger of Technology Acquisition Corporation and Minrad Inc. was completed and that we would no longer be the independent accountants of the new entity.

We have read Minrad International Inc.'s statements included under Item 4.01 of its Form 8-K/A-1 dated December 17, 2004 and we agree with such statements as they pertain to our firm only.

/s/ Clancy and Co., P.L.L.C.

Phoenix, Arizona
January 19, 2005